Exhibit 99.1

Cerus Corporation Reports Record Fourth Quarter and Year End 2017 Results

CONCORD, CA, March 8, 2018 – Cerus Corporation (Nasdaq: CERS) today announced financial results for the fourth quarter and year ended December 31, 2017.

Recent developments and highlights include:

•	Reported record fourth quarter product revenue of $16.2 million, an increase of 60% compared to the same period in the year prior.

•	Established 2018 annual product revenue guidance of $51 million to $53 million, which would represent a 17% to 22% increase over 2017 reported product revenue.

•	Successfully met primary safety and efficacy endpoints in SPARC, Cerus’ European Phase 3 clinical trial evaluating INTERCEPT red cell transfusions in thalassemia patients.

•	Completed an underwritten public offering of common stock raising gross proceeds of $57.5 million.

•	Advanced release assay for commercial manufacturing of the S303 compound used in the INTERCEPT red blood cell system to enable H2 2018 CE Mark submission.

“As we reported in our January 8, 2018 press release, we experienced a strong finish to 2017 with fourth quarter results exceeding our expectations. We saw robust sales activity in multiple geographies including France, the U.S., and the Middle East. In addition, we continue to make progress on the final CMC activities needed for the planned INTERCEPT red blood cell system CE Mark submission which will include data from the SPARC clinical study. In the U.S. we received IDE approval from the FDA to initiate our second Phase 3 RBC study,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “With the $57.5 million of gross proceeds and the remaining borrowing availability under our growth capital facility, combined with BARDA funding, we believe we are now well capitalized to focus on commercial execution and on progressing our pipeline opportunities from late stage development to potential market launch.”

Revenue

Product revenue for the fourth quarter of 2017 was $16.2 million, compared to $10.1 million during the same period in 2016. Product revenue for the year ended December 31, 2017 was $43.6 million, compared to $37.2 million for the year ended December 31, 2016. The increases in reported product revenue were driven by year-over-year increases in platelet kit demand, both in international and domestic markets, partially offset by declines in plasma kits and illuminator sales. Growth in sales from France and the U.S. were the primary drivers of the increased platelet kit sales in both periods. Demand for platelet kits was up more than 100% when comparing the fourth quarter of 2017 to the same period in 2016, and up almost 40% for the full year 2017 compared to 2016.

Government contract revenue from our Biomedical Advanced Research and Development Authority (BARDA) agreement was $2.4 million in the fourth quarter of 2017 compared to $1.8 million during the same period in 2016. Government contract revenue from our BARDA agreement for the year ended December 31, 2017 was $7.8 million, compared to $2.1 million for the year ended December 31, 2016.

Gross Margins

Gross margins on product revenue for the fourth quarter of 2017 were 44%, compared to 45% for the fourth quarter of 2016. Gross margins for the year ended December 31, 2017 were 48%, compared to 45% in the same period in 2016.

Despite the more than a 100% increase in demand for platelet kits, gross margins on product revenue for the fourth quarter of 2017 was relatively consistent compared to the same period in 2016 due to fewer illuminator sales in the fourth quarter of 2017 compared to the same period in 2016, as well as the impact of pricing from higher volume platelet contracts. Gross margin on product revenue for the full-year 2017 increased due to the increase in demand for higher margin platelet disposable kits and favorable foreign exchange rates. Going forward, the Company expects to continue to realize economies of scale and lower cost of goods sold from its primary kit manufacturing agreement due to tiered pricing, which declines as production volume tiers are achieved.

Operating Expenses

Total operating expenses were $20.3 million and $86.3 million for the quarter and year ended December 31, 2017, compared to $21.5 million and $80.4 million for the quarter and year ended December 31, 2016, respectively.

Selling, general, and administrative (SG&A) expenses for the fourth quarter of 2017 were $12.5 million compared to $12.4 million for the fourth quarter of 2016. SG&A expenses for the year ended December 31, 2017 were $52.4 million compared to $48.8 million in the same period in 2016. The increase in SG&A expenses was due largely to increased commercial activity in the U.S.

Research and development (R&D) expenses for the fourth quarter of 2017 were $7.8 million compared to $8.8 million for the fourth quarter of 2016. R&D expenses in the quarter declined primarily due to the timing of activities related to the BARDA agreement. R&D expenses for the year ended December 31, 2017 were $33.7 million compared to $31.3 million in the same period in 2016. The increase in R&D expenses was primarily tied to increased headcount costs and costs tied to the clinical development of our INTERCEPT red blood cell program, the pursuit of supplemental approvals for the platelet and plasma systems, and activities related to our BARDA agreement.

Operating and Net Loss

Operating losses during the fourth quarter of 2017 were $10.9 million, compared to $15.1 million during the fourth quarter of 2016, and $57.5 million compared to $61.4 million for years ended December 31, 2017 and 2016, respectively.

Net loss for the fourth quarter of 2017 was $11.5 million, or $0.10 per diluted share, compared to a net loss of $13.5 million, or $0.13 per diluted share, for the fourth quarter of 2016. Net loss for the year ended December 31, 2017, was $60.6 million, or $0.56 per diluted share, compared to a net loss of $62.9 million, or $0.62 per diluted share, for the same period of 2016.

Cash, Cash Equivalents and Investments

At December 31, 2017, the Company had cash, cash equivalents and short-term investments of $60.7 million compared to $71.6 million at December 31, 2016.

At December 31, 2017, the Company had approximately $29.8 million in outstanding debt under its loan agreement with Oxford Finance. The loan agreement provides for an additional $10 million term loan and an extension of the interest only period upon the Company achieving pre-determined revenue levels.

In January 2018, the Company completed an underwritten public offering of its common stock for gross proceeds of $57.5 million, before deducting offering expenses payable by the Company.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing (866) 235-9006 (U.S.) or (631) 291-4549 (international).

A replay will be available on the Company’s website, or by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (international) and entering conference ID number 3395359. The replay will be available approximately three hours after the call through March 22, 2018.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood transfusion safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for information about Cerus.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements concerning Cerus’ 2018 annual product revenue guidance; Cerus’ planned INTERCEPT red blood cell system CE Mark submission; potential future BARDA funding commitments and the amount thereof; Cerus’ beliefs as to the sufficiency of its capital to focus on commercial execution and on progressing its pipeline opportunities; Cerus’ ability to progress its pipeline opportunities from late stage development to potential market launch; Cerus’ expectation that it will continue to realize economies of scale and lower cost of goods sold from its primary kit manufacturing agreement; the availability and funding of the remaining $10 million term loan under Cerus’ loan agreement with Oxford Finance and extension of the interest only period; and other statements that are not historical facts. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not (a) meet its adjusted revenue guidance for 2018, (b) grow sales in its European markets and/or realize expected revenue contribution resulting from its European market agreements, and/or (c) realize meaningful revenue contributions from U.S. customers in the near term or at all, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers; risks associated with Cerus’ lack of commercialization experience in the United States and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to Fresenius Kabi’s efforts to assure an uninterrupted supply of platelet additive solution (PAS); risks related to how any future PAS supply disruption could affect INTERCEPT’s acceptance in the marketplace; risks related to how any future PAS supply disruption might affect current commercial contracts; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; the uncertain and time-consuming development and regulatory process, including the risks (a) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and/or plasma systems, (b) related to Cerus’ ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the United States, which will require additional regulatory approvals, (c) that Cerus may be unable to file for CE Mark approval of the red blood cell system in Europe on the anticipated timeframe or at all, and even if filed, Cerus may be unable to obtain CE Mark approval, or any other regulatory approvals, of the red blood cell system in a timely manner or at all, (d) that applicable regulatory authorities may disagree with Cerus‘ interpretations of the data from its clinical studies and/or may otherwise determine not to approve Cerus’ regulatory submissions in a timely manner or at all, and (e) that anticipated clinical trials of the INTERCEPT Blood System may not be initiated on the anticipated timing or at all, or if initiated, may be extended, delayed, suspended or terminated, including as result of safety concerns; risks associated with the uncertain nature of BARDA’s funding over which Cerus has no control as well as actions of Congress and governmental agencies which may adversely affect the availability of funding under Cerus’ BARDA agreement and/or BARDA’s exercise of any potential subsequent option periods, such that the anticipated activities that Cerus expects to conduct with the funds available from BARDA may be delayed or halted; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or weakening economic conditions in the markets where Cerus sells its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain, including the ability of its manufacturers to comply with extensive FDA and foreign regulatory agency requirements, and Cerus’ ability to maintain its primary kit manufacturing agreement and its other supply agreements with its third party suppliers; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to Cerus’ ability to achieve the pre-determined revenue levels necessary to access the final $10 million term loan under Cerus’ loan agreement with Oxford Finance and to extend the interest only period, as well as Cerus’ ability to maintain (and otherwise comply with the covenants in) such loan agreement necessary to access the final $10 million term loan under that agreement; risks related to future opportunities and plans, including the uncertainty of Cerus’ future capital requirements and its future revenues and other financial performance and results, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 3, 2017. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Contact:

Tim Lee – Investor Relations Director

Cerus Corporation

925-288-6137

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Product revenue	$16,240	$10,125	$43,568	$37,183
Cost of product revenue	9,129	5,605	22,531	20,295

Gross profit on product revenue	7,111	4,520	21,037	16,888

Government contracts revenue	2,378	1,831	7,758	2,092

Operating expenses:
Research and development	7,783	8,815	33,710	31,322
Selling, general and administrative	12,506	12,439	52,413	48,753
Amortization of intangible assets	51	51	202	202
Impairment of long-lived assets	—	150	—	150

Total operating expenses	20,340	21,455	86,325	80,427

Loss from operations	(10,851)	(15,104)	(57,530)	(61,447)

Non-operating (expense) income, net	(709)	399	832	(1,284)

Loss before income taxes	(11,560)	(14,705)	(56,698)	(62,731)
(Benefit) provision for income taxes	(74)	(1,204)	3,887	175

Net loss	$(11,486)	$(13,501)	$(60,585)	$(62,906)

Net loss per share:
Basic	$(0.10)	$(0.13)	$(0.56)	$(0.62)
Diluted	$(0.10)	$(0.13)	$(0.56)	$(0.62)
Weighted average shares outstanding used for calculating net loss per share:
Basic	114,342	103,470	108,221	101,826
Diluted	114,342	103,470	108,221	101,826

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$13,683	$22,560
Short-term investments and marketable equity securities	47,013	49,068
Accounts receivable	12,415	6,868
Inventories	14,457	12,531
Other current assets	2,330	3,078

Total current assets	89,898	94,105
Non-current assets:
Property and equipment, net	2,119	2,985
Goodwill and intangible assets, net	1,852	2,054
Restricted cash and other assets	4,375	4,332

Total assets	$98,244	$103,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$22,686	$19,805
Debt – current	—	6,934
Deferred product revenue – current	445	149

Total current liabilities	23,131	26,888
Non-current liabilities:
Debt – non-current	29,798	12,441
Manufacturing and development obligations – non-current	5,766	4,770
Other non-current liabilities	609	1,590

Total liabilities	59,304	45,689

Stockholders’ equity	38,940	57,787

Total liabilities and stockholders’ equity	$98,244	$103,476